Exhibit 21

                           SIGHT RESOURCE CORPORATION

                           Subsidiaries of the Company
                             (as of March 26, 1999)



1.  Cambridge Eye Associates, Inc.
2.  Douglas Vision World, Inc.
3.  E. B. Brown Opticians, Inc.
4.  Vision Plaza, Corp.
5.  Eyeglass Emporium, Inc.
6.  Shawnee Optical, Inc.